Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-62478 of Office Depot, Inc. on Form S-3 and Registration Statements No. 333-45591, No. 333-59603, No. 333-63507, No. 333-68081, No. 333-69831, No. 333-41060, No. 333-80123 and No. 333-90305 of Office Depot, Inc. on Forms S-8 of our reports dated February 23, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the entity’s change in method of accounting for cooperative advertising arrangements) included in the Annual Report on Form 10-K of Office Depot, Inc. for the year ended December 27, 2003.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants
Miami, Florida
February 25, 2004